Exhibit 10.1
UPBOUND GROUP, INC.
EXECUTIVE TRANSITION AGREEMENT
This EXECUTIVE TRANSITION AGREEMENT (“Agreement”) is made as of ___________________ by and between UPBOUND GROUP INC., and ___________________ (“Executive”).
1.Background. This Agreement is intended to provide the Executive with certain payments and benefits upon an involuntary termination of Executive’s employment or the occurrence of certain other circumstances that may affect the Executive. The Company believes this Agreement will help ensure the Executive’s undivided focus on the business of the Company and thereby enhance shareholder value.
2.Certain Defined Terms. The following terms have the following meanings when used in this Agreement.
(a)“Accrued Compensation” means, as of any date, (1) the unpaid amount, if any, of Executive’s previously earned base salary, (2) the unpaid amount, if any, of the bonus earned by the Executive for the preceding year, and (3) additional payments or benefits, if any, earned by the Executive under and in accordance with any employee plan, program or arrangement of or with the Company or an Affiliate (other than this Agreement).
(b)“Affiliate” means an entity at least 50% of the voting, capital or profits interests of which are owned, directly or indirectly, by Company.
(c)“Benefit Continuation Coverage” means validly elected continuing group health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Executive and, where applicable, Executive’s covered spouse and covered eligible dependents for a specified period following the termination of Executive’s Employment with Company and its Affiliates at the same benefit and contribution levels that would be in effect if the Executive’s employment had continued. Unless sooner terminated, Benefit Continuation Coverage will be subject to early termination if and when Executive is no longer eligible for continuation coverage under COBRA.
(d)“Board” means the Board of Directors of the Company.
(e)“Cause” means (1) material act or acts of willful misconduct by Executive, whether in violation of the Company’s policies, including, without limitation, the Company’s Code of Business Conduct and Ethics, or otherwise; (2) Executive’s willful and repeated failure (except where due to physical or mental incapacity) or refusal to perform in any material respect the duties and responsibilities of Executive’s employment; (3) embezzlement or fraud committed by Executive, at Executive’s direction, or with Executive’s prior personal knowledge; (4) Executive’s conviction of, or plea of guilty or nolo contendere to, the commission of a felony; or (5) substance abuse or use of illegal drugs that, in the reasonable judgment of the Compensation Committee, (A) impairs the ability of the Executive to perform the duties of the Executive’s employment, or (B) causes or is likely to cause harm or embarrassment to the Company or any of its Affiliates. Except as specified, the Compensation Committee, acting in its own discretion, will be responsible for determining whether particular conduct constitutes “Cause” for the purposes of this Agreement.

Form of EVP Executive Transition Agreement (SEC Filing Exhibit)

(f)“Change in Control” means the occurrence of any of the following after September 14, 2006:
(i)any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the combined voting power of the then outstanding voting securities of Company;
(ii)a consolidation, merger or reorganization of the Company, unless (1) the stockholders of Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation, merger or reorganization, (2) individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation, and (3) no person beneficially owns more than 40% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (A) Company or a subsidiary of Company, (B) an employee benefit plan maintained by Company, the surviving corporation or any subsidiary, or (C) the beneficial owner of 40% or more of the combined voting power of the outstanding voting securities of Company immediately prior to such consolidation, merger or reorganization);
(iii)individuals who, as of September 14, 2006, constitute the entire Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board, provided that any individual becoming a director subsequent to September 14, 2006 whose appointment or nomination for election by Company’s stockholders was approved by a vote of at least two-thirds of the directors then comprising the incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or
(iv)a complete liquidation or dissolution of Company, or a sale or other disposition of all or substantially all of the assets of the Company (other than to an entity described in (f)(ii) above).
(g)“Code” means the Internal Revenue Code of 1986, as amended.
(h)“Company” means Upbound Group, Inc., FKA Rent-A-Center, Inc., and any successor thereto.
(i)“Compensation Committee” means the Compensation Committee of the Board.
(j)“Disability” means the inability of Executive to substantially perform the customary duties and responsibilities of Executive’s Employment with Company or an Affiliate for a period of at least 120 consecutive days or 120 days in any 12-month period by reason of a physical or mental incapacity which is expected to result in death or last indefinitely, as determined by a duly licensed physician appointed by the Company.

Form of EVP Executive Transition Agreement (SEC Filing Exhibit)

(k)“Employment” means Executive’s employment with the Company and/or any of its Affiliates.
(l)“Good Reason” means the occurrence of any of the following without the written consent of Executive: (1) a material diminution by Company or an Affiliate of Executive’s duties or responsibilities in a manner which is inconsistent with Executive’s position or which has or is reasonably likely to have a material adverse effect on Executive’s status or authority; (2) a relocation by more than 50 miles of Executive’s principal place of business; or (3) a material reduction by Company or an Affiliate of Executive’s rate of salary or annual incentive opportunity; or (4) a breach by Company or any of its Affiliates of a material provision of any written employment or other agreement with Executive; provided, however, the Executive must provide the Company with notice of the existence of the Good Reason condition within ninety (90) days of the condition first occurring and provide the Company with thirty (30) business days following notice thereof to correct the condition.
(m)“Pro Rata Bonus” means the annual bonus, if any, which (if not for Executive’s termination of Employment) Executive would have earned, as determined in the Company’s sole discretion, for the calendar year in which the Executive’s Employment terminates, multiplied by a fraction, the numerator of which is the number of days elapsed from the beginning of the calendar year in which the Executive’s Employment terminates until the date the Executive’s Employment terminates, and the denominator of which is 365; provided that such payment shall be paid in a lump sum in cash in the normal course upon the Company’s completion of annual bonus calculations, but in no event later than March 15 of the year following the year in which Executive’s termination of Employment occurred. If the Executive’s Employment terminates before April 1 of a calendar year, the Pro Rata Bonus for such calendar year shall be deemed to be zero.
(n)[“Salary” means, as of the effective date of the termination of Executive’s Employment with Company and its Affiliates, the sum of Executive’s highest annual rate of salary at any time during the 24 months preceding Executive’s separation from the Company.] [“Salary & Bonus” means, as of the effective date of the termination of Executive’s Employment with Company and its Affiliates, the sum of: (1) Executive’s highest annual rate of salary at any time during the 24 months preceding Executive’s separation from the Company, and (2) Executive’s average annual bonus for the two preceding calendar years. If the number of preceding years of Executive’s Employment is less than two, then the bonus component of Executive’s Salary & Bonus will be equal to bonus earned during the calendar year preceding the date of Executive’s termination of Employment; and, if Executive has not completed at least a full calendar year of Employment, the bonus component of Executive’s Salary & Bonus will be zero.]
3.General Severance Protection (Not in Conjunction With a Change in Control). Subject to the provisions hereof, including, without limitation, Section 7 (relating to non-duplication of payments and benefits provided under other agreements and arrangements) and Section 8 (relating to the execution and delivery of a release as a condition of Executive’s (or a beneficiary’s) entitlement to payments and benefits hereunder), upon termination of Employment, other than a termination of Employment in conjunction with a Change in Control to which Section 4 applies, Executive (or Executive’s beneficiary, as the case may be) will be entitled to receive the applicable severance payments and benefits set forth in this Section 3.

Form of EVP Executive Transition Agreement (SEC Filing Exhibit)

(a)Termination by Company or an Affiliate without Cause. If Executive’s Employment is terminated by the Company or an Affiliate without Cause, then Executive shall be entitled to receive the following payments and benefits:
(i)Accrued Compensation;
(ii)Pro Rata Bonus, which shall be paid to the Executive pursuant to Section 2(m) above;
(iii)Eighteen months (78 weeks) of Executive’s [Salary] [Salary & Bonus], payable to Executive in equal monthly (or, at the option of the Company, more frequent) installments; provided however, all payments must be made by the second December 31 following the calendar year of the termination of employment; and
(iv)Benefit Continuation Coverage for the period covered by Section 3(a)(iii); provided, however, if the Company determines that the provision of subsidized coverage is discriminatory under Section 105(h) of the Code, then such subsidy shall cease and the Executive shall receive additional severance which equals any remaining subsidy amount.
(b)Disability or Death. If Executive’s Employment is terminated by the Company or an Affiliate due to Executive’s Disability or if Executive’s Employment terminates by reason of death, then Executive (or Executive’s beneficiary) shall be entitled to receive the following payments and benefits:
(i)Accrued Compensation;
(ii)Pro Rata Bonus, which shall be paid to the Executive pursuant to Section 2(m) above; and
(iii)Benefit Continuation Coverage for the applicable COBRA continuation period, up to the sooner of the end of such continuation period or fifty-two (52) weeks following termination; provided, however, if the Company determines that the provision of subsidized coverage is discriminatory under Section 105(h) of the Code, then such subsidy shall cease and the Executive shall receive additional severance which equals any remaining subsidy amount.
(c)Termination by Company or an Affiliate for Cause or Termination by Executive. If Company or an Affiliate terminates Executive’s Employment for Cause or if Executive terminates such Employment for any reason (other than death), then Executive shall be entitled to receive any Accrued Compensation, subject to set off for amounts owed by Executive to Company or an Affiliate, and nothing more.
(d)Restoration. Any severance payments and benefits paid under this Section 3 shall be subject to continuing compliance with the covenants described in and repayment pursuant to Section 9.
4.Termination in Conjunction with a Change in Control (4(a) through (d)). Subject to the provisions hereof, including, without limitation, Section 6 (relating to a reduction of severance payments and benefits in order to avoid adverse tax consequences), Section 7 (relating to non-

Form of EVP Executive Transition Agreement (SEC Filing Exhibit)

duplication of payments and benefits provided under other agreements and arrangements), and Section 8 (relating to execution and delivery of a general release as a condition of Executive’s (or a beneficiary’s) entitlement to payments and benefits hereunder), upon the termination of Executive’s Employment with Company and its Affiliates in conjunction with a Change in Control, Executive (or Executive’s beneficiary, as the case may be) will be entitled to receive the applicable severance payments and benefits set forth in this Section 4. For the purposes hereof, a termination of Employment is in conjunction with a Change in Control if (and only if) it occurs during the period beginning six (6) months prior to a Change in Control (or, in the case of a Change in Control described in Section 2(f)(i) or (ii), beginning on the date of the definitive agreement pursuant to which the Change in Control is consummated) and ending on the second anniversary of the date of the Change in Control. If Executive (or Executive’s beneficiary) is entitled to receive payments and benefits under Section 3 (due to a termination of Employment not in conjunction with a Change in Control) and if, by reason of a subsequent Change in Control, Executive’s termination of Employment is deemed to be in conjunction with the Change in Control, then, in order to avoid duplication, the payments and benefits to which Executive (or Executive’s beneficiary) is entitled under this Section 4 upon and following the Change in Control will be reduced by the payments and benefits which Executive received under Section 3, and no further payments will be made under Section 3.
(a)Termination by Company or an Affiliate without Cause or by Executive for Good Reason. If Executive’s Employment is terminated by Company or an Affiliate without Cause or by Executive for Good Reason, then Executive shall be entitled to receive the following payments and benefits:
(i)Accrued Compensation;
(ii)Pro Rata Bonus, which shall be paid to the Executive pursuant to Section 2(m) above;
(iii)an amount equal to 2.0 times [Salary] [Salary & Bonus], which amount shall be payable in a lump sum in cash within ten (10) business days following the date of Executive’s termination of Employment or, if later, the date of the Change in Control; and
(iv)Benefit Continuation Coverage for the applicable COBRA continuation period, up to the sooner of the end of such continuation period or two (2) years following termination; provided, however, if the Company determines that the provision of subsidized coverage is discriminatory under Section 105(h) of the Code, then such subsidy shall cease and the Executive shall receive additional severance which equals any remaining subsidy amount.
(b)Disability or Death. If Executive’s Employment is terminated by Company or an Affiliate due to Executive’s Disability, or if Executive’s Employment terminates by reason of death, then Executive (or Executive’s beneficiary) shall be entitled to receive the following payments and benefits:
(i)Accrued Compensation;

Form of EVP Executive Transition Agreement (SEC Filing Exhibit)

(ii)Pro Rata Bonus, which shall be paid to the Executive pursuant to Section 2(m) above; and
(iii)Benefit Continuation Coverage for the applicable COBRA continuation period, up to the sooner of the end of such continuation period or fifty-two (52) weeks following termination; provided, however, if the Company determines that the provision of subsidized coverage is discriminatory under Section 105(h) of the Code, then such subsidy shall cease and the Executive shall receive additional severance which equals any remaining subsidy amount.
(c)Termination by Company or an Affiliate for Cause or Termination by Executive without Good Reason. If Executive’s Employment is terminated by Company or an Affiliate for Cause or is terminated by Executive without Good Reason, Executive shall be entitled to receive Accrued Compensation through the date of termination, subject to set off for amounts owed by Executive to Company or an Affiliate, and nothing more.
(d)Restoration. Any severance payments and benefits paid under this Section 4 shall be subject to continuing compliance with the covenants described in and repayment pursuant to Section 9.
5.Change in Control Treatment of Equity-Based Awards. The treatment of all outstanding Company equity-based awards granted to Executive under the Upbound Group, Inc. Amended 2021 Long-Term Incentive Plan (or under any later plan adopted by the Company, collectively, the “LTIP”) in a “change in control” (as defined in the LTIP) shall be governed by the LTIP and the relevant award agreement.
6.Golden Parachute Tax Limitation. If Executive is entitled to receive payments and benefits under this Agreement and if, when combined with the payments and benefits Executive is entitled to receive under any other plan, program or arrangement of Company or an Affiliate, Executive would be subject to excise tax under Section 4999 of the Code or Company would be denied a deduction under Section 280G of the Code, then the severance amounts otherwise payable to Executive under this Agreement will be reduced by the minimum amount necessary to ensure that Executive will not be subject to such excise tax and Company will not be denied any such deduction.
7.Effect of Other Agreements. Notwithstanding the provisions hereof, the post-termination payment and benefit provisions of Executive’s written employment or other agreement with Company or an Affiliate in force at the termination of Executive’s Employment (if any) will apply in lieu of the provisions hereof if and to the extent that, with respect to Executive’s termination of Employment, the provisions of such employment or other agreement would provide greater payments or benefits to Executive (or to Executive’s covered dependents or beneficiary). If any termination or severance payments or benefits are made or provided to Executive by Company or any of its Affiliates pursuant to a written employment or other agreement with Company or an Affiliate, such payments and benefits shall reduce the amount of the comparable payments and benefits payable hereunder. This Section 7 is intended to provide Executive with the most favorable treatment and, at the same time, avoid duplication of payments or benefits, and it will be construed and interpreted accordingly.

Form of EVP Executive Transition Agreement (SEC Filing Exhibit)

8.Release of Claims. Notwithstanding anything herein to the contrary, the Compensation Committee or the Board may condition severance payments or benefits otherwise payable under this Agreement upon the execution and delivery by Executive (or Executive’s beneficiary) of a general release in favor of Company, its Affiliates and their officers, directors and employees, in such form as the Board or the Compensation Committee may specify; provided, however, that no such release will be required as a condition of Executive’s (or the beneficiary’s) entitlement to Accrued Compensation. Subject to Section 17 of this Agreement, any payment or benefit that is so conditioned shall commence or be paid during the period commencing on Executive’s termination of Employment and ending on a date not more than thirty (30) days thereafter, except that, in the event that such period could span two (2) taxable years, payment must be made in the later year.
9.Restoration. The parties hereto understand and acknowledge that the promises in this Agreement and those in the Loyalty and Confidentiality Agreement between the Executive and the Company (“Loyalty Agreement”), and not any employment of or services performed by the Executive in the course and scope of that employment, constitute the sole consideration for the severance payments and benefits provided by this Agreement. Further, it is agreed that should the Executive violate or be in breach of any restrictions set forth herein or in the Loyalty Agreement (which determination shall be made in the discretion of the Compensation Committee) or fail to execute the Loyalty Agreement, then: (a) the Executive shall not be entitled to any further severance payments and benefits under this Agreement, (b) the Executive shall immediately return to the Company any severance payments and the value of any severance benefits which were received hereunder, and (c) the Executive will have no further rights or entitlements under this Agreement. This Section 9 shall not in any manner supersede or limit any other right the Company may have to enforce or seek legal or equitable relief based on this Agreement or the Loyalty Agreement.
10.No Duty to Mitigate. Except as otherwise specifically provided herein with respect to early termination of Benefit Continuation Coverage, Executive’s entitlement to payments or benefits hereunder is not subject to mitigation or a duty to mitigate by Executive.
11.Amendment. The Board may amend this Agreement; provided, however, that no such action which would have the effect of reducing or diminishing Executive’s entitlements under this Agreement shall be effective without the express written consent of the Executive.
12.Successors and Beneficiaries.
(a)Successors and Assigns of Company. Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of Company and its subsidiaries taken as a whole, expressly and unconditionally to assume and agree to perform or cause to be performed Company’s obligations under this Agreement. In any such event, the term “Company,” as used herein shall mean Company, as defined in Section 2 hereof, and any such successor or assignee. Executive acknowledges and agrees that this Agreement and the Loyalty Agreement shall be fully enforceable by the Company’s successor or assignee.
(b)Executive’s Beneficiary. For the purposes hereof, Executive’s beneficiary will be the person or persons designated as such in a written beneficiary designation filed with the Company, which may be revoked or revised in the same manner at any time prior to Executive’s death. In the

Form of EVP Executive Transition Agreement (SEC Filing Exhibit)

absence of a properly filed written beneficiary designation or if no designated beneficiary survives Executive, Executive’s estate will be deemed to be the beneficiary hereunder.
13.Nonassignability. With the exception of Executive’s beneficiary designation, neither Executive nor Executive’s beneficiary may pledge, transfer or assign in any way the right to receive payments or benefits hereunder, and any attempted pledge, transfer or assignment shall be void and of no force or effect.
14.Legal Fees to Enforce Rights after a Change in Control. If, following a Change in Control, Company fails to comply with any of its obligations under this Agreement or Company takes any action to declare this Agreement void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from Executive (or Executive’s beneficiary) the payments and benefits intended to be provided, then Executive (or Executive’s beneficiary, as the case may be) shall be entitled to select and retain counsel at the expense of Company to represent Executive (or Executive’s beneficiary) in connection with the good faith initiation or defense of any litigation or other legal action, whether by or against Company or any director, officer, stockholder or other person affiliated with Company or any successor thereto in any jurisdiction.
15.Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between Executive and Company or any of its Affiliates. Nothing contained herein shall be deemed to give Executive a right to be retained in the employ or other service of Company or any of its Affiliates or to interfere with the right of Company or any of its Affiliates to terminate Executive’s employment at any time.
16.Governing Law and Arbitration. This Agreement shall be governed by the laws of the State of Texas, excluding its conflict of laws rules. The parties agree to use arbitration in accordance with the Mutual Agreement to Arbitrate Claims, which is governed by the Federal Arbitration Act, that exists between the parties to resolve any disputes arising from, arising under, or that relate in any way to this Agreement; provided, however, that the parties may pursue temporary and/or preliminary injunctive relief in a court of competent jurisdiction within the districts that include Collin County, Texas, because the award to which the party may be entitled in arbitration may be rendered ineffectual without such relief. Any such action shall not constitute a waiver of the parties’ agreement to arbitrate by any party. In all other respects the Mutual Agreement to Arbitrate Claims between the parties, which is incorporated herein by reference, shall control. All issues of final relief related to this Agreement will be decided through arbitration in accordance with the Mutual Agreement to Arbitrate Claims or comparable controlling agreement to arbitrate between the parties. The parties waive trial by jury on any claim arising from this Agreement. Any suit for temporary and/or preliminary injunctive relief will be brought in the federal or state courts in the districts, which include Collin County, Texas, and Executive hereby agrees to submit to the personal jurisdiction and venue thereof.
17.Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code, if and to the extent applicable, and will be interpreted and applied in a manner consistent with that intention. This Agreement is intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Section 409A of the Code. Notwithstanding anything in the Agreement to the contrary, if required by Section 409A of the Code, payments may only be made under this Agreement upon an event and in a manner

Form of EVP Executive Transition Agreement (SEC Filing Exhibit)

permitted by Section 409A, to the extent applicable. For purposes of Section 409A of the Code, any payment required to be made hereunder shall be treated as separate from any other payment or payments required to be made hereunder, and the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments. If at the time of the Executive’s termination of employment with the Company he or she is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments hereunder (without any reduction in such payments ultimately paid) until the date that is six (6) months following such termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code). To the extent Section 409A of the Code is applicable, the phrase “termination of Employment” shall have the same meaning as a “separation from service” as defined in Section 409A of the Code and its accompanying regulations. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code.
18.Withholding. Company and its Affiliates may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law.
19.Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed to Executive at the address last appearing in the Company’s personnel records and to the Company at the following address (or any subsequent headquarters address):
Upbound Group, Inc.
Attn: General Counsel
5501 Headquarters Drive
Plano, TX 75024
Either party may change its address by written notice in accordance with this Section.
20.Severability. If any provision contained in this Agreement is determined by a court or arbitrator of competent jurisdiction in a final non-appealable judgment to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained therein. Any such provision or portion thereof determined to be void, illegal or unenforceable as provided above shall be stricken from this Agreement only as required and only in the applicable jurisdiction or jurisdictions, in each case as determined by such court or arbitrator, and, in that event, the parties shall agree in good faith on a legal and enforceable replacement provision, to the extent possible, that addresses the intent of the stricken provision.

Form of EVP Executive Transition Agreement (SEC Filing Exhibit)

21.Entire Agreement. This Agreement, together with the Loyalty Agreement, the Invention Assignment Agreement between Executive and the Company, and the Mutual Agreement to Arbitrate Claims, is the full and complete agreement of the parties concerning the matters covered herein and therein.

[SIGNATURE PAGE FOLLOWS.]

Form of EVP Executive Transition Agreement (SEC Filing Exhibit)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written.

UPBOUND GROUP, INC.	EXECUTIVE

Mitch Fadel	Executive Signature
Chief Executive Officer

Date	Date

[Signature Page to Executive Transition Agreement]